Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective amendment to the Registration Statement (No. 333-205048) on Form S-8 and related Prospectus of Cool Holdings, Inc. and Subsidiaries (formally known as InfoSonics Corporation and Subsidiaries) (Collectively, the Company) of our report dated April 16, 2019, relating to the consolidated financial statements and the financial statement schedules of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Kaufman, Rossin & Co., P.A.

Miami, Florida

December 13, 2019